October 5, 2015
Unitholders of Both Vanguard Natural Resources, LLC and Eagle Rock Energy Partners, L.P. Approve Merger and Common Unit Issuance
HOUSTON-(GLOBE NEWSWIRE)-October 5, 2015-Vanguard Natural Resources, LLC (NASDAQ: VNR) (“Vanguard”) and Eagle Rock Energy Partners, L.P. (NASDAQ: EROC) (“Eagle Rock”) today announced that the unitholders of Eagle Rock have approved the proposed merger of Eagle Rock and Vanguard and that the unitholders of Vanguard have approved the issuance of common units representing limited liability company interests in Vanguard to be issued as merger consideration to the unitholders of Eagle Rock. At a special meeting held today by Eagle Rock, approximately 62% of Eagle Rock’s outstanding common units (representing approximately 96% of all votes cast) were voted in favor of the merger. At Vanguard’s annual meeting, also held today, approximately 93% of votes cast by Vanguard unitholders were in favor of the issuance of the Vanguard common units. Both approval levels satisfy the requisite closing conditions to consummate the merger. Vanguard and Eagle Rock expect the transaction to close on October 8, 2015.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard’s assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Arkoma Basin in Arkansas and Oklahoma, the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, the Piceance Basin in Colorado, the Gulf Coast Basin in Texas, Louisiana and Mississippi, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrllc.com.

About Eagle Rock Energy Partners, L.P.

Eagle Rock Energy Partners, L.P. is a growth-oriented master limited partnership engaged in (a) the exploitation, development, and production of oil and natural gas properties and (b) ancillary gathering, compressing, treating, processing and marketing services with respect to its production of natural gas, natural gas liquids, condensate and crude oil. More information on Eagle Rock can be found at www.EagleRockEnergy.com.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. All statements other than historical facts, including, without limitation, statements regarding the expected benefits of the proposed transaction to Vanguard and Eagle Rock and their unitholders, the anticipated completion of the proposed transaction or the timing thereof, the expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the combined company, and plans and objectives of management for future operations, are forward-looking statements.  When used in this press release, words such as we “may,” “can,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “predict,” “project,” “foresee,” “believe,” “will,” “should,” “would” or “could,” or the negative thereof or variations thereon or similar terminology, are generally intended to identify forward-looking statements.  It is uncertain whether the events anticipated will transpire, or if they do occur what impact they will have on the results of operations and financial condition of Vanguard, Eagle Rock or of the combined company.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: the ability to complete the proposed transaction on anticipated terms and timetable; Vanguard’s and Eagle Rock’s ability to integrate successfully after the transaction and achieve anticipated benefits from the proposed transaction; the possibility that various closing conditions for the transaction may not be satisfied or waived; risks relating to any unforeseen liabilities of Vanguard or Eagle Rock; declines in oil, NGL or natural gas prices; the level of success in exploitation, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploitation and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to level of indebtedness and periodic redeterminations of the borrowing base under Vanguard’s and Eagle Rock’s credit agreements; the ability of Vanguard and Eagle Rock to comply with covenants contained in the agreements governing their indebtedness; ability to generate sufficient cash flows from operations to meet the internally-funded portion of any capital expenditures budget; ability to obtain external capital to finance exploitation and development operations and acquisitions; federal, state and local initiatives and efforts relating to the regulation of hydraulic fracturing; failure of properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from oil and gas operations; inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and gas industry; risks arising out of hedging transactions.  Vanguard and Eagle Rock caution that the foregoing list of factors is not exclusive.  Additional information concerning these and other risk factors are contained in Vanguard’s and Eagle Rock’s Annual Reports on Form 10-K for the period ended December 31, 2014, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings, which are available on the SEC’s website, http://www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates.  Except as required by law, neither Vanguard nor Eagle Rock intends to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC
Investor Relations Contact
Lisa Godfrey, 832-327-2234
Director of Investor Relations
investorrelations@vnrllc.com

Source: Eagle Rock Energy Partners, L.P.

Eagle Rock Energy Partners, L.P.
Investor Relations Contact
Chad Knips, 281-408-1203
Director, Corporate Finance and Investor Relations
c.knips@EagleRockEnergy.com